EXHIBIT 99.1

Repros Provides Phase 2 Results Showing Positive Outcomes for Oral Proellex® in Women With Moderate to Severe Endometriosis

  Subjects with moderate to severe endometriosis experienced relief of menstrual pain and a reduction in the use of pain medication with the use of Proellex®
    Proellex® subjects’ menstrual pain by BBSS decreased significantly when compared to those treated with placebo
    Total pain medication use decreased 56% and non-prescription pain medication use decreased 74% in subjects treated with Proellex®

THE WOODLANDS, Texas, Sept. 07, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided the results of the first course of treatment from Repros’ ongoing study of Proellex® for the treatment of premenopausal women with confirmed symptomatic endometriosis.

The study was a Phase 2, double-blind study of oral Proellex® (telapristone acetate) in a population of women with moderate to severe confirmed endometriosis defined as a baseline BBSS Score (Biberoglu and Behrman Symptom Score) of 7 or greater. Subjects were randomized to 6 or 12 mg of Proellex® or placebo in a 1:1:1 fashion. A course of treatment lasted 18 weeks and was followed by an Off Drug Interval. Subjects kept daily diaries recording assessments of pain, menstrual bleeding and analgesic use.

The study randomized 60 subjects, 13 in Argentina and 47 in the US. The subjects’ mean age was 30 years. As anticipated, 70% of subjects treated with Proellex® became amenorrheic. The induction of amenorrhea was associated with a substantial reduction in reported pain and subsequent reduction in analgesic use. Responses were similar across the two doses of Proellex® and are reported here pooled.

Subjects assessed menstrual and non-menstrual pain daily during baseline and treatment. The median percentage change from baseline in the patient BBSS assessment of menstrual pain showed that subjects improved with an 85.4% reduction in baseline score (p < 0.0001). In addition, despite evidence of a placebo response, subjects treated with Proellex® had a statistically significant greater reduction in menstrual pain compared to the 37.5% change from baseline achieved with placebo (p = 0.0008). Although non-menstrual pelvic pain was also reduced with treatment, a difference between treatment groups could not be detected.

Encouragingly, the improvement in menstrual pain translated to a reduction in the use of analgesics. During this first course of treatment, subjects treated with Proellex® experienced a 56% reduction in total pill count while placebo-treated subjects’ pill use declined by 30% (p = 0.0521). The reduction in non-prescription use was most striking: Proellex®-treated subjects had a 74% reduction while placebo-treated subjects only experienced a reduction of 11% (p = 0.0423).

Treatment with Proellex® was generally well tolerated.

Given these results, the Company is preparing to interact with the FDA to discuss plans for late stage development of Proellex® and Phase 3 studies to treat women who struggle with painful menses.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to the timing and nature of the results of clinical studies and the impact of such results. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including risks that additional phases of clinical studies may not be successfully undertaken or completed, that the FDA may not ultimately approve the product candidate, the risk that any marketing approvals, if granted, may have significant limitations on use, that even if an NDA is approved, the Company may not be able to successfully commercialize the product candidate, risks relating to the Company’s ability to protect its intellectual property rights and such other risks as are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

CONTACT:
Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com